Exhibit 99.3

DATED JANUARY 22, 2021

THE SERIES C INVESTORS

and

THE SERIES B INVESTORS

and

THE SERIES A INVESTORS

and

THE QUALIFYING ORDINARY SHAREHOLDERS

and

IMMUNOCORE HOLDINGS LIMITED

SHAREHOLDERS’ AGREEMENT
relating to Immunocore Holdings Limited

Contents

Page

1.	Definitions	1
2.	Interpretation	6
3.	The Board and the Observers	7
4.	Information rights	11
5.	US Tax Provisions	12
6.	Matters requiring Investor Majority Consent	13
7.	Company undertakings	15
8.	Sale or IPO	15
9.	Further issue and transfer of Shares	17
10.	Confidentiality	17
11.	Announcements	20
12.	Costs and expenses	21
13.	Effect of ceasing to hold Shares	21
14.	Cumulative remedies	21
15.	Waiver	21
16.	Entire agreement	21
17.	Variation and termination	22
18.	No partnership	22
19.	Assignment and transfer	22
20.	Rights of third parties	23
21.	Conflict between agreements	23
22.	Counterparts; no originals	23
23.	Notices	23
24.	Severance	24
25.	Representation	24

THIS AGREEMENT IS MADE on __________________________ 2021

PARTIES

(1)	The persons whose names and addresses are set out in Part 1 of Schedule 1 (the “Series C Investors”);

(2)	The persons whose names and addresses are set out in Part 2 of Schedule 1 (the “Series B Investors”);

(3)	The persons whose names and addresses are set out in Part 3 of Schedule 1 (the “Series A Investors”);

(4)	The persons whose names and addresses are set out in Part 4 of Schedule 1 (the “Qualifying Ordinary Shareholders”); and

(5)	IMMUNOCORE HOLDINGS LIMITED (company number: 13119746, incorporated under the laws of England) whose registered office is at 92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY (the “Company”).

INTRODUCTION

(A)	The Company is a company limited by shares incorporated in England and Wales with company number 13119746.

(B)	The parties wish to regulate their conduct and the relationships between them in respect of the Company on the terms set out in this Agreement.

AGREED TERMS

1.	Definitions

In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Act” means the Companies Act 2006;

“Affiliate” means, with respect to any person, a person who directly or indirectly controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such person;

“Agreement” means this agreement;

“Associate” has the same meaning as set out in the New Articles;

“BBA Shareholders” means Baker Brothers Life Sciences, L.P. and 667, L.P. and each of their Permitted Transferees;

“Board” means the board of directors of the Company as constituted from time to time;

“Business” means the business of the research into, and development of, therapeutic products involving mononuclear T cell receptors;

“Business Day” means a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

“CEO Director” has the meaning given to it in clause 3.13;

“Chairman Director” has the meaning given to it in clause 3.11;

“Collaboration Agreement” has the meaning given to it in clause 10.5;

“Confidential Information” has the meaning given to it in clause 10.4;

“CTA 2010” means the Corporation Tax Act 2010;

“Deed of Adherence” means a deed of adherence substantially in the form set out in Schedule 3;

“Financial Year” means a financial year as determined in accordance with section 390 of the Act;

“Foundation” means the Bill & Melinda Gates Foundation;

“Foundation Loan Agreements” means (i) the note purchase agreement between Immunocore and the Foundation dated 13 September 2017; (ii) the first tranche loan note between Immunocore and the Foundation dated 13 September 2017; and (iii) the global access agreement between Immunocore and the Foundation dated 13 September 2017;

“General Atlantic” means GA IMC Holding, L.P., acting by its general partner GA IMC Holding, Ltd;

“Group” means, in relation to any body corporate, that body corporate and its Affiliates from time to time;

“Holding Company” has the same meaning as set out in the New Articles;

“Holding Company Reorganisation” has the same meaning as set out in the New Articles;

“Immunocore” means Immunocore Limited (company number 06456207, incorporated under the laws of England) whose registered office is at 92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY;

“Independent Director” has the meaning given to it in clause 3.15;

2

“Initial BB Holding” has the same meaning as set out in the New Articles;

“Initial GA Holding” has the same meaning as set out in the New Articles;

“Intellectual Property” means all intellectual property rights of whatever nature including, without limitation, copyrights, trade and service marks, including the trade marks, trade names, rights in logos and get up, inventions, confidential information, trade secrets and know how, registered designs, design rights, Patents, all rights of whatever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered, and including all granted registrations and all applications for registration in respect of any of the same;

“Investor Directors” means the Series C Investor Director and the Series B Investor Director (if and to the extent appointed pursuant to clauses 3.3 or 3.6 or any of them as the context requires);

“Investor Majority” means the Series A Majority, the Series B Majority and the Series C Majority;

“Investor Majority Consent” means Series A Majority Consent, Series B Majority Consent and Series C Majority Consent;

“Investors” means the Qualifying Ordinary Shareholders, Series A Investors, Series B Investors, the Series C Investors and any other person to whom any of them transfers their shares or who subscribes for Series A Shares, Series B Shares or Series C Shares or becomes a Qualifying Ordinary Shareholder and, in each case, who becomes a party to this Agreement by signing a Deed of Adherence in accordance with clauses 9.2 and 9.3;

“IPO” has the same meaning as set out in the New Articles;

“Junior Debt” means any loan or debt security ranking junior to the Series A Shares, Series B Shares and Series C Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company and with respect to the payment of dividends and redemption rights;

“Junior Equity” means any Ordinary Shares or other shares in the capital of the Company from time to time ranking junior to the Series A Shares, Series B Shares and Series C Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company and with respect to the payment of dividends and redemption rights;

“Lilly” means Eli Lilly S.A., a company registered in the commercial register of the Canton of Geneva under number CHE-103.898.717, having its registered seat at Chemin des Coquelicots 16, 1214 Vernier;

“Major Shareholder” has the same meaning as set out in the New Articles;

3

“Member Of The Same Fund Group” has the same meaning as set out in the New Articles;

“Member Of The Same Group” has the same meaning as set out in the New Articles;

“NASDAQ” means the NASDAQ Stock Market of the NASDAQ OMX Group Inc.;

“New Articles” means the new articles of association of the Company in the agreed form adopted on _______________ 2021, as amended or superseded from time to time;

“Ordinary Shares” means ordinary shares of £0.0001 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Patent” means: (a) all national, regional and international patents and patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisional, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications;

“Permitted Transferees” has the same meaning as set out in the New Articles;

“PFIC” has the meaning given in clause 5.1;

“Prospective Qualifying IPO” means an IPO that the Board in good faith believes will constitute a Qualifying IPO;

“QEF Election” has the meaning given in clause 5.2;

“Qualifying IPO” has the same meaning as set out in the New Articles;

“Qualifying Ordinary Shareholder” means each person whose name and address is set out in Part 4 of Schedule 1 and any other holder of any Ordinary Shares who, together with its Affiliates, holds the beneficial interest in more than three per cent. Of the total issued share capital of the Company from time to time and who becomes a party to this Agreement by signing a Deed of Adherence;

“Re-registration” means the re-registration of the Company or any new Holding Company as a public limited company in accordance with the procedure set out in sections 90 – 96 (inclusive) of the Act and the associated change of name of the Company or any new Holding Company and adoption of new articles of association of the Company or any new Holding Company appropriate for a public limited company (or equivalent in any jurisdiction);

4

“Sale” means a Share Sale or an Asset Sale, each as defined in the New Articles;

“Series A Investor” means each person whose name and address is set out in Part 3 of Schedule 1 and any other holder of Series A Shares from time to time who becomes a party to this Agreement by signing a Deed of Adherence in accordance with clauses 9.2 and 9.3;

“Series A Majority” means the holders of more than 65 per cent. Of Series A Shares from time to time;

“Series A Majority Consent” means the prior written consent of the Series A Majority;

“Series A Shares” means the series A convertible preference shares of £0.0001 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series B Investor” means each person whose name and address is set out in Part 2 of Schedule 1 and any other holder of Series B Shares from time to time who becomes a party to this Agreement by signing a Deed of Adherence in accordance with clauses 9.2 and 9.3;

“Series B Investor Director” has the meaning given to it in clause 3.6;

“Series B Majority” means the holders of more than 65 per cent. Of Series B Shares from time to time;

“Series B Majority Consent” means the prior written consent of the Series B Majority;

“Series B Shares” means the series B convertible preference shares of £0.0001 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series C Investor” means each person whose name and address is set out in Part 1 of Schedule 1 and any other holder of Series C Shares from time to time who becomes a party to this Agreement by signing a Deed of Adherence in accordance with clauses 9.2 and 9.3;

“Series C Investor Director” has the meaning given to it in clause 3.3(A) and if such director has not been appointed, and the approval, vote or consent of the Series C Investor Director is required hereunder (including an affirmative vote as part of a Board majority), means the observer appointed pursuant to clause 3.3(B) and, if such observer has not been appointed, means a representative specifically authorised by the BBA Shareholders by reference to this Agreement, notified in writing by the BBA Shareholders to the Company;

“Series C Majority” means the holders of a majority in number of Series C Shares from time to time;

“Series C Majority Consent” means the prior written consent of the Series C Majority;

5

“Series C Shares” means the series C convertible preference shares of £0.0001 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Shareholder” means any holder of any Shares (but excludes the Company holding Treasury Shares);

“Shares” has the same meaning as set out in the New Articles;

“Subsidiary” means any subsidiary of the Company as defined in section 1159 of the Act from time to time;

“Subsidiary Undertaking” has the meaning set out in section 1162 of the Act;

“Treasury Shares” means shares in the capital of the Company held by the Company as treasury shares within the meaning set out in section 724(5) of the Act; and

“U.S. Tax Code” has the meaning given in clause 5.1.

2.	Interpretation

2.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

2.2	References to clauses, sub-clauses or schedules are to clauses or sub-clauses of and schedules to this Agreement, and references in a schedule or part of a schedule are to a paragraph of that schedule or that part of that schedule unless the context otherwise requires.

2.3	References to an Investor Director shall, in each case, include any alternate appointed to act in his or her place from time to time.

2.4	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

2.5	Reference to a party or parties is to a party or parties of the Agreement and shall include any person that has signed a Deed of Adherence.

2.6	References to documents “in the agreed form” are to documents in terms agreed on behalf of the Company and the Investors and initialled for the purposes of identification by the Company’s solicitors.

2.7	References to any English statute or other legislation or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

2.8	References to those of the parties that are individuals include their respective legal personal representatives.

6

2.9	References to “writing” or “written” include any non-transitory form of visible reproduction of words (including electronic mail).

2.10	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.11	References to a “connected person” is a person connected with another within the meaning of sections 1122 and 1123 CTA 2010.

2.12	Reference to “issued Shares” of any class or Shares of any class “in issue” shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.

2.13	Reference to the “holders” of a class of Shares shall exclude the Company holding Shares of that class as Treasury Shares from time to time, unless stated otherwise.

2.14	Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

2.15	References to statutory provisions, enactments or EC directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or EC directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or EC directive unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

2.16	In respect of any actions or matters requiring or seeking the acceptance, approval, agreement, consent or words having similar effect of an Investor Director under this Agreement, if at any time an Investor Director has not been appointed or an Investor Director declares in writing to the Company and the Investors that he or she considers that providing such consent gives rise or may give rise to a conflict of interest to his or her duties as a director, such action or matter shall require the consent of his or her appointing Investor.

3.	The Board and the Observers

3.1	There shall be up to seven members of the Board, which shall comprise:

(A)	the Chairman Director;

(B)	the CEO Director;

7

(C)	the Independent Directors;

(D)	the Series C Investor Director; and

(E)	the Series B Investor Director.

3.2	At least four Board meetings will be held each calendar year unless otherwise determined by the Board (acting by majority vote that includes an affirmative vote from all Investor Directors). Each meeting will be held in accordance with the requirements of Article 30.3 of the New Articles.

3.3	Subject to clauses 3.4, 3.5 and 3.23, for so long as the BBA Shareholders, together with their Permitted Transferees, continue to hold the beneficial interest in at least seventy-five per cent. (75%) of the Initial BB Holding, the BBA Shareholders shall be entitled to appoint (and remove and reappoint) one natural person:

(A)	as a non-executive director (other than the Chairman Director) to the Board (the “Series C Investor Director”); and

(B)	if the BBA Shareholders have not appointed the Series C Investor Director in accordance with clause 3.3(A), as an observer at each meeting of the Board, who will be entitled to speak at any such meetings but will not be entitled to vote.

3.4	Any appointment pursuant to clause 3.3 shall be made by notice in writing to the Company by the BBA Shareholders and the BBA Shareholders may in a like manner from time to time remove from office the Series C Investor Director and appoint any person in place of any Series C Investor Director so removed. Following receipt of a written notice pursuant to this clause 3.4, and subject to approval of the nominee Series C Investor Director by: (i) the Board; and (ii) the Chairman Director (such approval not to be unreasonably withheld or delayed), the Company shall procure that such nominee Series C Investor Director is duly appointed to the Board as soon as reasonably practicable.

3.5	If the BBA Shareholders cease to be entitled under clause 3.3 to appoint a Series C Investor Director, the BBA Shareholders shall procure, in so far as it is legally possible to do so, that the Series C Investor Director resigns immediately without seeking compensation for loss of office and waiving all claims that such Series C Investor Director may have against the Company in connection thereto.

3.6	Subject to clauses 3.7-3.9 and 3.24, for so long as General Atlantic holds at least seventy-five per cent. (75%) of the Initial GA Holding, General Atlantic shall be entitled to appoint (and remove and reappoint) one natural person as a non-executive director (other than the Chairman Director) to the Board (the “Series B Investor Director”).

3.7	Any appointment pursuant to clause 3.6 shall be made by notice in writing to the Company by General Atlantic and General Atlantic may in a like manner from time to time remove from office the Series B Investor Director and appoint any person in place of any Series B Investor Director so removed. Following receipt of a written notice pursuant to this clause 3.7, and subject to approval of the nominee Series B Investor Director by: (i) the Board; and (ii) the Chairman Director (such approval not to be unreasonably withheld or delayed), the Company shall procure that such nominee Series B Investor Director is duly appointed to the Board as soon as reasonably practicable.

8

3.8	If General Atlantic ceases to be entitled under clause 3.6 above to appoint a Series B Investor Director, General Atlantic shall procure, in so far as it is legally possible to do so, that the Series B Investor Director resigns immediately without seeking compensation for loss of office and waiving all claims that such Series B Investor Director may have against the Company in connection thereto.

3.9	If an Investor Director refuses to resign pursuant to clauses 3.5 or 3.8 (as the case may be), the parties agree that the Board, acting by majority vote (excluding the relevant Investor Director), shall be entitled to remove the Series C Investor Director or Series B Investor Director (as the case may be).

3.10	Any Investor Director shall be entitled at his or her request to be appointed to any committee of the Board established from time to time, provided that, in performing his or her functions as a member of any committee of the Board, the Investor Director shall comply with Article 31 (Directors’ Interests) of the New Articles at all times.

3.11	The Board (acting by majority vote, including an affirmative vote from at least one Investor Director) (excluding any existing Chairman Director), shall have the right to nominate one natural person (excluding any Investor Director) to act as director and chairman of the Board (the “Chairman Director”) and to remove any Chairman Director so nominated and appoint another Chairman Director in his or her place, provided that the Chairman Director shall be subject to annual re-election by majority vote of the Board (excluding the Chairman Director).

3.12	The Chairman Director shall be entitled at his or her request to be appointed to any committee of the Board established from time to time and to the board of directors of any Subsidiary Undertaking of the Company, provided that, in performing his or her functions as a member of any committee of the Board, the Chairman Director shall comply with Article 31 (Directors’ Interests) of the New Articles at all times.

3.13	The Board (acting by majority vote, including an affirmative vote from at least one Investor Director) (excluding any existing CEO Director), shall have the right to nominate one natural person to act as director and CEO of the Company (the “CEO Director”) and to direct that any such person be removed as CEO Director and appoint another CEO Director in his or her place.

3.14	The CEO Director shall be entitled at his or her request to be appointed to any committee of the Board established from time to time and to the board of directors of any Subsidiary Undertaking of the Company.

3.15	The Board (acting by majority vote, including an affirmative vote from at least one Investor Director) shall have the right to nominate up to three natural persons (excluding any Investor Director) to act as independent directors (each an “Independent Director” and together the “Independent Directors”), subject to approval of each nominee Independent Director by the Chairman Director (such approval not to be unreasonably withheld or delayed), and to remove any Independent Director so nominated and appoint another Independent Director in his or her place. The Independent Directors shall include including a person qualified to chair the Audit Committee of the Board following an IPO, a clinical development expert, and a commercial expert.

9

3.16	An Independent Director shall be entitled at his or her request to be appointed to any committee of the Board established from time to time and to the board of directors of any Subsidiary Undertaking of the Company, provided that, in performing his or her functions as a member of any committee of the Board, an Independent Director shall comply with Article 31 (Directors’ Interests) of the New Articles at all times.

3.17	For so long as it holds Shares, the Foundation shall have the right to appoint a representative to attend as an observer at each meeting of the Board held in each calendar year, who will be entitled to speak at any such meetings but will not be entitled to vote.

3.18	The Company shall send to each director and any observer (in electronic form if so required):

(A)	reasonable advance notice of each meeting of the Board (being not fewer than five Business Days) and each committee of the Board, such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and

(B)	as soon as practicable after each meeting of the Board (or committee of the Board) a copy of the minutes.

A shorter period of notice of a meeting of the Board or of a committee of the Board than that provided for in this clause 3.18(A) may be given if a majority of the Board (including an affirmative vote from an Investor Director) agrees in writing.

3.19	Save with approval by a majority of the Board (including an affirmative vote from an Investor Director) no business shall be transacted at any meeting of the Board (or committee of the Board) save for that specified in the agenda referred to in clause 3.18(A).

3.20	The parties agree that:

(A)	no Investor Director shall be under any obligation to disclose any information or opportunities to the Company except to the extent that the information or opportunity was passed to him expressly in his capacity as a Director; and

(B)	each Investor Director shall be at liberty from time to time to make full disclosure of any information relating to the Company to the Shareholder(s) who appointed him, and its or their respective directors, officers, employees and professional advisers.

10

3.21	The Company will reimburse the directors and any observers with the reasonable costs and out of pocket expenses incurred by them in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

3.22	The Company shall maintain in full force and effect a D&O insurance policy covering the directors and officers of the Company from time to time with an aggregate limit of at least £3,000,000 and on terms otherwise acceptable to the Investor Majority and shall not take or effect any steps so as to render such policy void or voidable or otherwise unenforceable.

3.23	Subject to clause 3.20(B), each Investor shall procure that its respective Investor Director(s) shall comply with clause 10.

3.24	Upon an IPO and except as otherwise agreed in writing with the Company from time to time, the respective rights of: (a) the BBA Shareholders; and (b) General Atlantic to appoint the Series C Investor Director and the Series B Investor Director respectively shall terminate and cease to have effect if required under applicable law, rule or regulation (including any applicable criteria on the independence, experience and expertise of the Series C Investor Director and/or Series B Investor Director) or if requested by the Company’s lead underwriter at such time. To the extent required by the preceding sentence, each such Investor or Investors respectively shall procure, in so far as it is legally possible to do so, that the Series C Investor Director and the Series B Investor Director (as applicable) resign immediately prior to the IPO without seeking compensation for loss of office and waiving all claims that such director (as applicable) may have against the Company in connection thereto. If any such director (as applicable) refuses to resign pursuant to this clause 3.24, then the parties agree that the Board, acting by majority vote (excluding any such refusing director (as applicable)) shall be entitled to remove such director or directors (as applicable).

4.	Information rights

4.1	The Company shall prepare and deliver the following information to each Investor:

(A)	within 21 days after the end of each month, monthly management accounts with comparisons to budgets and containing, inter alia, trading and profit and loss accounts, balance sheets, cash flow statements and a 12 month cash flow forecast and an up to date capitalisation table (including all Shares and outstanding securities and showing the percentage of the fully diluted share capital held by each Shareholder), save that the first management accounts to be delivered to any new Investor that is a Major Shareholder shall be delivered within 10 Business Days after the end of the month in which such Investor executes a Deed of Adherence;

(B)	not less than 10 days prior to the end of the preceding Financial Year (or within such other time period as agreed by the Company and an Investor Majority), a detailed operating and capital budget and business plan and cash flow forecast in respect of the next Financial Year (in such form as an Investor Majority shall reasonably require from time to time) that shall be approved by the Board;

11

(C)	within 120 days of the end of the preceding Financial Year (or within such other time period as agreed by the Company and an Investor Majority), the audited accounts of the Company in respect of each accounting period, together with the relevant audit and management letters, to be completed and approved by the Board; and

(D)	as soon as reasonably practicable and in any event within ten (10) Business Days after the end of each calendar quarter, a quarterly summary update of the business undertaking by the Group in such quarter.

4.2	The Company shall deliver to each Major Shareholder as soon as reasonably practicable: (i) copies of all documents sent to, and copies of all resolutions passed by the holders of any class of Shares; and (ii) such information concerning the Group and its business as each Major Shareholder may reasonably require from time to time.

4.3	The Company shall use reasonable endeavours to organise a quarterly update call with the Major Shareholders within 15 Business Days of the expiry of each three month period following the production of the latest management accounts, and shall procure that suitable finance personnel attend each such call.

4.4	Once per calendar year or in the event of a breach of clause 4.1 with respect to any Major Shareholder (where such breach is not remedied promptly by the Company), the Company shall permit each Major Shareholder and its professional advisors, at such Major Shareholder’s expense, to visit and inspect the Company’s properties, examine its books of account and records, and discuss the Company’s affairs, finances and accounts with its officers, during normal business hours of the Company, as may reasonably be requested by the Major Shareholder. However, the Company shall not be obligated to provide access to information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

4.5	The Company will not unreasonably refuse to provide Lilly, as soon as practicable after the end of each fiscal year of the Company, all such corporate and financial information concerning the affairs of the Company with respect to such financial year as may be requested in writing by Lilly to the extent such information is reasonably necessary to allow Lilly to complete its tax filings in the United States in so far as the same may concern Lilly in its capacity as an Investor.

4.6	The Company shall use its reasonable endeavours to provide the BBA Shareholders and General Atlantic with all and any further information that their respective appointed Investor Director (if any) would be entitled to, provided that each Investor Director shall comply with Article 31 (Directors’ Interests) of the New Articles at all times.

5.	US Tax Provisions

5.1	The Company shall use commercially reasonable efforts to avoid being treated in any taxable year as a “passive foreign investment company” (“PFIC”) as such term is defined in section 1297 of the United States Internal Revenue Code of 1986, as amended (“U.S. Tax Code”). In addition, the Company shall on a yearly basis timely make available to the Investors all information that would reasonably permit the Investors to determine whether the Company is expected to be, or was, a PFIC or a “controlled foreign corporation” (“CFC”) as defined in the U.S. Tax Code for any taxable year. If an Investor believes there is a reasonable possibility that the Company will be a PFIC or CFC for any taxable year, the Company will, with such advice as may be reasonably requested from such Investor, prepare the information required to comply with applicable PFIC and / or CFC reporting requirements.

12

5.2	If an Investor believes it is reasonably possible that the Company could be determined to be a PFIC for any taxable year, the Company shall provide the information necessary in order for such Investor to timely and properly make an election under section 1295 of the U.S. Tax Code to treat the Company as a “qualified electing fund” (a “QEF Election”) and comply with all of the reporting requirements applicable to such a QEF Election. At the request of such Investor, the Company will obtain professional assistance experienced in matters relating to the relevant aspects of the U.S. Tax Code to the extent necessary to make the determination and to provide the information described above.

6.	Matters requiring Investor Majority Consent

6.1	Subject to clause 6.2, each of the Investors shall exercise all voting rights and powers of control available to it in relation to the Company to procure that, save with Investor Majority Consent, the Company shall not effect any of the matters referred to in Schedule 2.

6.2	As a separate obligation, severable from the obligations in clause 6.1, and subject to clause 6.3, the Company agrees that, save with Investor Majority Consent, it shall not effect any of the matters referred to in Schedule 2.

6.3	Notwithstanding the provisions of clause 6.2 and paragraph 1 of Schedule 2:

(A)	any: (i) alteration, modification or variation of the Company’s share capital that constitutes a change to, or abrogation of, the rights of Series A Shares, (ii) conversion of Series A Shares, other than where such conversion is automatic pursuant to the New Articles, (iii) any waiver of a price based anti-dilution adjustment applicable to Series A Shares set out in Article 11 of the New Articles; and/or (iv) any amendment or alteration of any existing security of the Company that has rights (economic or otherwise) that are junior or pari passu with the Series A Shares (including the Junior Debt) if such amendment or alteration would render such other security pari passu or senior, as applicable, to the Series A Shares (save with respect to any Holding Company Reorganisation and/or any other matter in connection with any Qualifying IPO (as defined in the New Articles)) only shall require Series A Majority Consent only (with no requirement for Series B Majority Consent, Series C Majority Consent or any other consent from either the Series B Investors or the Series C Investors);

13

(B)	any: (i) alteration, modification or variation of the Company’s share capital that constitutes a change to, or abrogation of, the rights of Series B Shares, (ii) conversion of Series B Shares, other than where such conversion is automatic pursuant to the New Articles, (iii) any waiver of a price based anti-dilution adjustment applicable to Series B Shares set out in Article 41.12 of the New Articles; and/or (iv) any amendment or alteration of any existing security of the Company that has rights (economic or otherwise) that are junior or pari passu with the Series B Shares (including the Junior Debt) if such amendment or alteration would render such other security pari passu or senior, as applicable, to the Series B Shares (save with respect to any Holding Company Reorganisation and/or any other matter in connection with any Qualifying IPO (as defined in the New Articles)) only shall require Series B Majority Consent only (with no requirement for Series A Majority Consent, Series C Majority Consent or any other consent from either the Series A Investors or the Series C Investors); and

(C)	any: (i) alteration, modification or variation of the Company’s share capital that constitutes a change to, or abrogation of, the rights of Series C Shares, (ii) conversion of Series C Shares, other than where such conversion is automatic pursuant to the New Articles, (iii) any waiver of a price based anti-dilution adjustment applicable to Series C Shares set out in Article 42.15 of the New Articles; and/or (iv) any amendment or alteration of any existing security of the Company that has rights (economic or otherwise) that are junior or pari passu with the Series C Shares (including the Junior Debt) if such amendment or alteration would render such other security pari passu or senior, as applicable, to the Series C Shares (save with respect to any Holding Company Reorganisation and/or any other matter in connection with any Qualifying IPO (as defined in the New Articles)) only shall require Series C Majority Consent only (with no requirement for Series A Majority Consent, Series B Majority Consent or any other consent from either the Series A Investors or the Series B Investors), in each case, without prejudice to any provision or requirement of the New Articles.

6.4	Each Investor Director, or such other person as an Investor may nominate (by giving notice in writing to the Company), shall be authorised to communicate in writing the consent of its appointing Investor to any of the matters referred to in Schedule 2.

6.5	Without prejudice to clause 6.4, an Investor may provide its consent to any of the matters referred to in Schedule 2 in the following ways:

(A)	a document signed (including by electronic means) by such Investor or by an authorised representative of such Investor; or

(B)	an email from a designated authorised officer, specifying the title and authority of such officer, of such Investor expressly giving such consent on behalf of such Investor.

14

7.	Company undertakings

7.1	The Company undertakes to each of the Investors that it shall:

(A)	maintain a “keyman” insurance policy in respect of: (i) Bahija Jallal for as long as she is an employee of the Company or Immunocore LLC; and (ii) any subsequent CEO Director on the Board from time to time, for so long as such CEO Director is an employee of the Company or Immunocore LLC, in each case, and on such terms as are determined by the Board;

(B)	comply with all applicable laws and regulations (including without limitation all applicable export regulations) and maintain all required licences and consents that are material to its business and shall immediately notify the Investors if the Company loses any such licence or consent;

(C)	upon reasonable request by an Investor Majority, convene and hold at short notice a general meeting of the Company at such place and time as an Investor Majority shall reasonably determine at which any resolution required by an Investor Majority shall be proposed; and

(D)	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010, or any other applicable anti-corruption laws or regulations of any other jurisdiction.

8.	Sale or IPO

8.1	Subject to any restrictions to which the parties are subject, the Company will keep the Major Shareholders reasonably informed of developments which might lead to any Sale or IPO.

8.2	Each party acknowledges and agrees that upon a Sale or IPO the Investors shall not be obliged to give warranties, covenants or indemnities (except a warranty as to title to the shares held by such Investor).

8.3	An Investor Majority may, after five (5) years from the date of this Agreement, require the Company to appoint a professional adviser at the Company’s expense to report on exit opportunities and strategy, and copies of such reports shall be made available to the Investors (at the Company’s cost).

8.4	It is agreed that: (i) in the event of an initial public offering of the Company’s shares on a US stock exchange (including NASDAQ or the New York Stock Exchange) the Series A Investors, the Series B Investors and the Series C Investors shall be entitled to registration rights on the terms set out in Schedule 4 (and the provisions of Schedule 4 shall only be applicable in such event).

8.5	Each Shareholder undertakes to the Company (on a several basis) that he, she or it shall, and agrees to procure that any of his, her or its Permitted Transferees shall, at the request of the Board (following a majority vote including an affirmative vote from an Investor Director):

15

(A)	exercise all voting rights (including class rights) attaching to his, her or its Shares and/or shares held by him, her or it in a new Holding Company as a result of a Holding Company Reorganisation (whether in writing or at a meeting or the Shareholders or a class of any Shareholders); and

(B)	approve, execute or sign and deliver all deeds, documents, resolutions (whether ordinary or special), consents, certificates, instruments, forms and/or agreements,

in each case as may be required under the Act, this Agreement, the New Articles or otherwise in order to give effect to, or which are considered by the Board to be desirable in connection with, a Qualifying IPO and/or a Prospective Qualifying IPO (provided that any such consent or approval of or vote for a Prospective Qualifying IPO will relate to the steps the Board believes to be desirable in preparation for a Qualifying IPO, but shall not allow the Company actually to implement an IPO that is not a Qualifying IPO).

8.6	Without prejudice to the generality of clause 8.5, each Shareholder shall take such actions as required by clause 8.5 in connection with:

(A)	a Holding Company Reorganisation;

(B)	the execution of a new shareholders’ agreement relating to any new Holding Company that is in the same or substantially the same form as this Agreement;

(C)	any reduction of capital of the Company (by way of any reduction in the nominal value of any of the Shares and/or any reduction of any undistributable reserves);

(D)	a Re-registration;

(E)	consenting to a general meeting of the Company being held on short notice in accordance with section 307(4) of the Act and providing a proxy in favour of any Director to vote its Shares in favour of any resolution and/or class consent proposed at such general meeting in connection with a Prospective Qualifying IPO; and

(F)	the authorisation of the Board to issue new shares in the Company pursuant to section 551 of the Act and disapply any rights of pre-emption of the Shareholders whether under section 561 of the Act or set out in the New Articles.

8.7	If any Shareholder fails to comply with the provisions of clauses 8.5 or 8.6, the Company shall be constituted as the agent of each defaulting Shareholder for taking such actions as are necessary to enforce the provisions of clauses 8.5 and 8.6 and any Director shall be empowered to execute and deliver on behalf of such defaulting Shareholder any document that Director considers reasonably necessary in connection with any of the matters set out in clauses 8.5 and 8.6.

16

9.	Further issue and transfer of Shares

9.1	Each of the Investors undertakes to the other Investors that it shall not, and shall not agree to, transfer, mortgage, charge or otherwise dispose of the whole or any part of his or her interest in, or grant any option or other rights over, any Shares except in accordance with the New Articles or this Agreement.

9.2	Without prejudice to clause 9.1, none of the Investors shall effect any transfer, mortgage, charge or other disposal of any interest in Shares described in clause 9.1 nor shall the Company issue any shares or equity securities (as defined in section 560 of the Act) or sell or transfer any Shares held as Treasury Shares, to any person who is not a party to this Agreement without first obtaining from the transferee or subscriber a Deed of Adherence, unless otherwise approved by the Board.

9.3	No allotment, issue, transfer or registration of any Share or equity securities (as defined in section 560 of the Act) other than to an existing Shareholder in accordance with the terms of this Agreement and the New Articles may be made unless the allottee or transferee has first agreed to be bound by the terms of this Agreement (as amended in writing by the parties to it from time to time) by executing a Deed of Adherence and has delivered that deed to the Company, provided that the Board (acting by majority vote, including an affirmative vote from an at least one Investor Director) may specify that any particular allottee or transferee need not become a party to this Agreement where following such allotment or transfer the allottee or transferee, together with its Affiliates, would hold not more than three (3) per cent of the issued Shares.

9.4	The Deed of Adherence shall be in favour of the Company, the Investors and any other parties to this Agreement and shall be delivered to the Company at its registered office and to the Investors. Subject to clause 9.1, no share transfer or issue of shares shall be registered unless such Deed of Adherence has been delivered.

9.5	Any person executing a Deed of Adherence shall be deemed to be a party to this Agreement and a Shareholder on compliance with all relevant provisions of this clause and being registered as the holder of any Shares.

10.	Confidentiality

10.1	Subject to clause 10.2, each of the parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of (except for the purposes of the Company’s business) any Confidential Information.

10.2	Each party shall be at liberty from time to time to make such disclosure, as applicable:

(A)	to its partners, trustees, shareholders, unitholders and other participants and/or to any Member Of The Same Fund Group as an Investor and/or to any Member Of The Same Group as an Investor for the purposes of, but not limited to, reviewing existing investments and investment proposals;

(B)	to any lender to the Company and/or to any Shareholder of the Company;

17

(C)	any tax authority in connection with its tax affairs;

(D)	as shall be required by law or by any regulatory authority to which the Investor is subject or by the rules of any stock exchange upon which an Investor’s securities are listed or traded;

(E)	to the Company’s auditors and/or any other professional advisers of the Company; or

(F)	to the Investor’s professional advisers and to the professional advisers of any person to whom the Investor is entitled to disclose information pursuant to this clause 10.2,

in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit, provided that the recipient is subject to an obligation to keep the disclosure confidential on the same basis as is required by the Investor pursuant to this Agreement and the New Articles.

10.3	Each Investor shall procure that its respective Investor Director(s) shall comply with this clause 10 save that an Investor Director shall be at liberty from time to time to make full disclosure to its appointing Investor and its Affiliates of any information relating to the Company (provided that the recipient is subject to an obligation to keep the disclosure confidential on the same basis as is required pursuant to this Agreement and the New Articles).

10.4	For the purposes of this clause 10, “Confidential Information” means any information or know-how of a secret or confidential nature relating to the Company or to any Investor, including (without limitation):

(A)	any information regarding this Agreement and the investment by any Investor in the Company pursuant to this Agreement;

(B)	any financial information or trading information relating to the Company or to any Investor which a party may receive or obtain as a result of entering into this Agreement;

(C)	in the case of the Company, information concerning:

(i)	its finances and financial data, business transactions, dealings and affairs, and prospective business transactions;

(ii)	any operational model, its business plans and sales and marketing information, plans and strategies;

(iii)	its customers, including, without limitation, customer lists, customer identities and contact details, and customer requirements;

18

(iv)	any existing or planned product lines, services, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

(v)	its technology or methodology associated with concepts, products and services including research activities and the techniques and processes used for development of concepts, products and services;

(vi)	its computer systems, source codes and software, including, without limitation, software and technical information necessary for the development, maintenance or operation of websites;

(vii)	its current and prospective Intellectual Property;

(viii)	its directors, officers, employees and shareholders (including, without limitation, salaries, bonuses, commissions and the terms on which such individuals are employed or engaged, and decisions or contents of board meetings);

(ix)	its suppliers, licensors, licensees, agents, distributors, or contractors, or any collaboration agreements with third parties, including the identity of such parties and the terms on which they do business, or participate in any form of commercial co-operation with the Company;

(x)	information concerning or provided to third parties, in respect of which the Company owes a duty of confidence (in particular but without limitation, the content of discussions or communications with any prospective customer or prospective business partner); and

(xi)	any other information which it may reasonably be expected would be regarded by a company as confidential or commercially sensitive,

but shall not include any information which:

(a)	is, or which becomes (other than through a breach of this Agreement), available in the public domain or otherwise available to the public generally without requiring a significant expenditure of labour, skill or money;

(b)	is, at the time of disclosure, already known to the receiving party without restriction on disclosure;

(c)	is, or subsequently comes, into the possession of the receiving party without violation of any obligation of confidentiality;

(d)	is independently developed by the receiving party without breach of this Agreement;

19

(e)	is explicitly approved for release by the written consent of an authorised representative of the disclosing party; or

(f)	a party is required to disclose by law, by any securities exchange on which such party’s securities are listed or traded, by any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law, or by any court order.

10.5	Notwithstanding the provisions of this clause 10, in the event Lilly (including any Affiliate thereof) is party to a collaboration or similar agreement with the Company or any member of the Company’s Group (a “Collaboration Agreement”) from time to time:

(A)	the confidentiality provisions in such Collaboration Agreement shall take precedence over this clause 10 if the confidential information in question predominantly relates to the subject matter of such Collaboration Agreement; and

(B)	the confidentiality provisions of this clause 10 shall take precedence over the confidentiality provisions of the Collaboration Agreement if the confidential information in question predominantly relates to the subject matter of this Agreement.

11.	Announcements

11.1	Except in accordance with clauses 10.2 or 11.2, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter (including but not limited to the Investors’ investment in the Company) or any ancillary matter, without the prior written approval of the Series C Majority and the Company (provided that no announcement, issue or press release published by an Investor shall make reference to any other Investor without the prior written consent of such other Investor).

11.2	Notwithstanding clause 11.1, any party may make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter with the prior written approval of an Investor Majority and the Board or if and to the extent required by:

(A)	law;

(B)	any securities exchange on which such party’s securities are listed or traded;

(C)	any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law; or

(D)	any court order.

20

12.	Costs and expenses

Unless otherwise agreed, each party shall bear its own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Agreement and of matters incidental to this Agreement.

13.	Effect of ceasing to hold Shares

A party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing their rights with effect from the date they cease to hold or beneficially own any Shares (but without prejudice to any benefits and rights accrued prior to such cessation).

14.	Cumulative remedies

The rights, powers, privileges and remedies conferred upon the parties to this Agreement or by law are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by this Agreement or by law. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party.

15.	Waiver

The express or implied waiver by any party to this Agreement of any of its rights or remedies arising under this Agreement or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

16.	Entire agreement

16.1	This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

16.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement and the documents referred to or incorporated in this Agreement.

16.3	Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

16.4	Each of the parties acknowledges and agrees that damages alone may not be an adequate remedy for the breach of any of the undertakings or obligations as set out in this Agreement. Accordingly, without prejudice to any other rights and remedies the parties may have, the parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

21

16.5	Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

17.	Variation and termination

17.1	All and any of the provisions of this Agreement may be deleted, varied, supplemented, restated or otherwise changed in any way at any time with the prior written consent of the Company and the Investor Majority, in which event such change shall be binding against all of the parties hereto.

17.2	Notwithstanding anything in this Agreement to the contrary, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, if such amendment, modification, termination or waiver would adversely affect the rights of such Investor in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the other Investors under this Agreement.

17.3	This Agreement may be terminated with the prior written consent of the Company and the Investor Majority, in which event such termination shall be binding against all of the parties hereto, save that nothing in this clause shall release any party from liability for breaches of this Agreement which occurred prior to its termination.

17.4	This Agreement shall terminate and cease to have effect upon the first to occur of: (i) consummation by the Company of a Holding Company Reorganisation (provided that a shareholders’ agreement relating to the new Holding Company substantially on the terms of this Agreement has been entered into between the relevant parties); and (ii) an IPO effected in accordance with this Agreement, save that nothing in this clause shall release any party from liability for breaches of this Agreement which occurred prior to its termination; provided further, however, that the provisions of clause 8.4 and Schedule 4 shall survive termination of this Agreement until such provisions are terminated or expire in accordance with subsection 2.12 of Schedule 4.

18.	No partnership

Nothing in this Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties.

19.	Assignment and transfer

19.1	Subject to clause 19.3, this Agreement is personal to the parties and no party shall:

(A)	assign any of its rights under this Agreement;

22

(B)	transfer any of its obligations under this Agreement;

(C)	sub-contract or delegate any of its obligations under this Agreement; or

(D)	charge or deal in any other manner with this Agreement or any of its rights or obligations.

19.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 19.1 shall be ineffective.

19.3	An Investor may assign the whole or part of any of its rights in this Agreement to any person who has received a transfer of Shares from such Investor in accordance with the New Articles and has executed a Deed of Adherence in accordance with clause 9.

20.	Rights of third parties

This Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

21.	Conflict between agreements

Subject to any applicable law, in the event of any ambiguity or conflict between this Agreement and the New Articles, the terms of this Agreement shall prevail as between the Investors and in such event the Investors shall procure such modification to the New Articles as shall be necessary.

22.	Counterparts; no originals

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission including DocuSign in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

23.	Notices

23.1	Any communication and/or information to be given in connection with this Agreement shall be in writing in English and shall either be delivered by hand or sent by first class post, e-mail or other electronic form:

(A)	to any company which is a party, at its registered office (or such other address as it may notify to the other parties to this Agreement for such purpose);

(B)	to any individual who is a party, at the address of that individual shown in Schedule 1; or

(C)	to an Investor, at the principal place of business of that Investor,

23

(or in each such case such other address as the recipient may notify to the other parties for such purpose).

23.2	A communication sent according to clause 23.1 shall be deemed to have been received:

(A)	if delivered by hand, at the time of delivery;

(B)	if sent by pre-paid first class post, on the second day after posting; or

(C)	if sent by e-mail or other electronic form, at the time of completion of transmission by the sender,

except that if a communication is received between 5.30 pm on a Business Day and 9.30 am on the next Business Day, it shall be deemed to have been received at 9.30 am on the second of such Business Days.

24.	Severance

24.1	If any provision of this Agreement is held to be illegal, invalid or unenforceable in any respect by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

24.2	If any provision of this Agreement is held to be illegal, invalid or unenforceable but would be legal, valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it legal, valid and enforceable.

25.	Representation

Each party to this agreement acknowledges that Cooley (UK) LLP (“Cooley”), the Company’s solicitors, has in the past performed and is or may now or in the future represent one or more Shareholders or their Affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Financing”), including representation of such Shareholders or their Affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent. Cooley has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. The Company and each Shareholder hereby:

(A)	acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation;

(B)	acknowledge that, with respect to the Financing, Cooley has represented solely the Company, and not any Shareholder or any stockholder, director or employee of the Company or any Shareholder; and

(C)	gives its informed consent to Cooley’s representation of the Company in the Financing.

24

26.	Governing law

This Agreement (and any dispute or claim relating to it or its subject matter (including non- contractual claims)) is governed by and is to be construed in accordance with English law, save for Schedule 4 of this Agreement (and any dispute or claim relating to Schedule 4 or its subject matter (including non-contractual claims)).

27.	Jurisdiction

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue (including non-contractual claims) which may arise out of or in connection with this Agreement or its enforceability, save for any dispute or claim relating to Schedule 4 of this Agreement.

25

Schedule 1

Part 1
The Series C Investors

[redacted]

26

Part 2
The Series B Investors

[redacted]

27

Part 4
The Qualifying Ordinary Shareholders

[redacted]

28

Schedule 2
Matters requiring Investor Majority Consent

1.	Permit or cause to be proposed any alteration, modification or variation to its share capital (including a sub-division or consolidation of shares or increase in the Company’s authorised share capital) or the rights, privileges or restrictions attaching to its shares or waive any right to receive payment on any of its shares issued partly paid.

2.	Create (whether by reclassification or otherwise), allot, issue (or agree to create, allot or issue), buy-in or redeem any share or series of shares or loan capital (other than Junior Debt or Junior Equity) or grant or agree to grant any options or warrants or other right to subscribe for the issue of any share or loan capital (other than Junior Debt or Junior Equity) or issue any securities convertible into shares except: (i) in accordance with the New Articles or this Agreement; or (ii) pursuant to the assignment of any agreement originally entered into between Immunocore and the Foundation prior to the date of this Agreement that is assigned or novated or otherwise transferred to the Company following the date of this Agreement.

3.	Establish any employee incentive scheme or vary any existing scheme (including any share option, employee share ownership, employees’ trust or other similar equity-related incentive scheme) pursuant to which shares may be allotted in excess of 2.7% per cent. of the fully diluted share capital of the Company from time to time.

4.	Permit or cause to be proposed any amendment to the New Articles.

5.	Propose or pay any dividend or propose or make any other distribution (as defined under section 1000 or section 1064 of the CTA 2010).

6.	Make any material change to the nature of the Business, other than actions taken in the ordinary course of business (including entry into partnership agreements or investments in the ordinary course of business, save where such agreements or investments relate to a material part of the Company’s business or the disposal or acquisition of an asset having a book or market value greater than $100 million).

7.	Effect any listing of securities of the Company other than a listing that is effected as part of, and concurrently with a Qualifying IPO.

8.	Any Sale unless (i) the proceeds are comprised entirely of cash or shares in the purchaser which are (or are a combination of both) listed and freely tradable without restriction on an internationally recognised exchange and (ii) the proceeds payable per Share are greater than 150 per cent. of the price per share paid for the Series B Shares.

9.	Subscribe for or otherwise acquire or dispose of the whole or part of the undertaking of any other person, or subscribe for or otherwise acquire or dispose of the whole or part of the undertaking of or dilute the Company’s interest in any Subsidiary, Subsidiary Undertaking, business, undertaking or partnership, or merge any Subsidiary or Subsidiary Undertaking or any part of its business with any other person or propose to do so (other than in the ordinary course of business).

29

10.	Reach any agreement for the Company to sell, transfer, lease, licence or otherwise dispose of any significant asset (excluding for the avoidance of doubt any licensing, collaboration or other exploitation of Intellectual Property in the normal course of business) having a book or market value greater than $100 million or any part of the Company’s business or undertaking that is otherwise material, whether by a single transaction or series of transactions, whether related or not.

11.	Except in respect of any debt incurred or to be incurred pursuant to the Foundation Loan Agreements up to an aggregate principal sum of $40 million, incur any debt or make any loan or grant any security, guarantee or encumbrance in excess of $25 million.

12.	Permit the Company to cease, or propose to cease, to carry on its business or permit the Company or its directors (or any one of them) to take any step to wind up the Company, save where it is insolvent (within the meaning of section 123 of the Insolvency Act 1986).

13.	Permit the Company or its directors (or any one of them) to take any step to place the Company into administration (whether by the filing of an administration application, a notice of intention to appoint an administrator or a notice of appointment), permit the Company or its directors to propose or enter into any arrangement, scheme, moratorium, compromise or composition with its creditors (whether under Part I of the Insolvency Act 1986 or otherwise) or to apply for an interim order under Part 1 of the Insolvency Act 1986, or permit the Company or its directors to invite the appointment of a receiver or administrative receiver over all or any part of the Company’s assets or undertaking.

14.	Enter into any contract or arrangement with any Shareholder or director of the Company (or any Associate thereof) that is not in the ordinary course of business (or otherwise consistent with past Company practice) and on arm’s length terms.

15.	Increase or decrease the authorised size of the Company’s board of directors (other than in accordance with this Agreement).

16.	Permit the appointment or removal of any person as a director (other than the appointment or removal of a director that is done in accordance with the provisions of this agreement and the New Articles).

17.	Enter into any partnership (as defined in the Partnership Act 1980 or any equivalent legalisation in any other jurisdiction) or joint venture agreement which is material to the Business (and, for the avoidance of doubt, including any collaboration arrangements with third parties in which material rights (or future material rights) are granted or allocated to any third party).

30

Schedule 3
Deed of Adherence

THIS DEED is made on 202[ ]

BY [  ]

INTRODUCTION

(A) By a [transfer]/[subscription for shares] dated [of even date herewith] [ ] [(the “Transferor”) transferred to [ ] (the “Transferee”)]/[[ ] (the “Subscriber”) subscribed for] Series C Shares/Series B Shares/Series A Shares/Ordinary Shares of [ ] each in the capital of [ ] Limited (the “Company”) (together the [“Transferred Shares”/ “Subscribed Shares”)].

(B)	This deed is entered into in compliance with the terms of clause [ ] of an agreement dated [ ] made between (1) [name parties to the agreement] and (2) the Company and others (all such terms as are therein defined) (which agreement is herein referred to as the “Shareholders’ Agreement”).

AGREED TERMS

1.	Words and expressions used in this deed shall have the same meaning as is given to them in the Shareholders’ Agreement unless the context otherwise expressly requires.

2.	The [Transferee]/[Subscriber] hereby agrees to assume the benefit of the rights [of the Transferor] under the Shareholders’ Agreement in respect of the [Transferred]/[Subscribed] Shares and hereby agrees to assume and assumes the burden of the [Transferor’s] obligations under the Shareholders’ Agreement to be performed after the date hereof in respect of the [Transferred]/[Subscribed] Shares.

3.	The [Transferee]/[Subscriber] hereby agrees to be bound by the Shareholders’ Agreement in all respects as if the [Transferee]/[Subscriber] were a party to the Shareholders’ Agreement as one of the Investors and to perform [:

(a)	all the obligations of the Transferor in that capacity thereunder; and

(b)	]all the obligations expressed to be imposed on such a party to the Shareholders’ Agreement[;]

[in both cases], to be performed or on or after [the date hereof].

4.	This deed is made for the benefit of:

(a)	the parties to the Shareholders’ Agreement; and

(b)	any other person or persons who may after the date of the Shareholders’ Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, and this deed shall be irrevocable without the consent of the Company acting on their behalf in each case only for so long as they hold any Series C Shares/Series B Shares/Series A Shares/Ordinary Shares in the capital of the Company.

31

5.       None of the Investors:

(a)	makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Shareholders’ Agreement (or any agreement entered into pursuant thereto);

(b)	makes any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company or any member of the group or otherwise relates to the [acquisition]/[subscription] of shares in the Company; or

(c)	assumes any responsibility for the financial condition of the Company [or any Subsidiary] or any other party to the Shareholders’ Agreement or any other document or for the performance and observance by the Company or any other party to the Shareholders’ Agreement or any other document (save as expressly provided therein), and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded.

6.	This deed shall be governed by and construed in accordance with the laws of England and Wales.

This deed of adherence has been executed and delivered as a deed on the date shown on the first page.

32

Schedule 4
Registration Rights

1.	Definitions. For the purposes of this Schedule 4:

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Deemed Liquidation Event” means a merger or consolidation in which (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in either case of (i) or (ii) any such merger or consolidation in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

“Demand Notice” has the meaning set forth in subsection 2.1(A) of this Schedule 4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration, relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; or (ii) a registration relating to an SEC Rule 145 transaction.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC, or any other form under the Securities Act which the Company is then eligible or otherwise required to use, including Form F-1.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC, or any other such form under the Securities Act which the Company is then eligible or otherwise required to use, including Form F-3.

33

“Holder” means any holder of Registrable Securities who is a party to this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Schedule 4.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series A Shares; (ii) the Ordinary Shares issuable or issued upon conversion of the Series B Shares; (iii) the Ordinary Shares issuable or issued upon conversion of the Series C Shares; (iv) any Ordinary Shares or any Ordinary Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company held by the Investors; and (v) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) through (iv) above; including in all cases securities representing such Ordinary Shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments); but excluding in all cases, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Schedule 4 are not assigned pursuant to this Agreement, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.12 of this Schedule 4.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of outstanding Ordinary Shares that are Registrable Securities (including Ordinary Shares represented by other securities, including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) and the number of Ordinary Shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.11(B) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

34

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

“Selling Holder Counsel” has the meaning set forth in Subsection 2.6.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1	Demand Registration

(A)	Form S-1 Demand. If at any time after the earlier of (i) five (5) years after 21 December 2020 and (ii) one hundred and eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least 30% of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least 25% of: the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (which notice shall not convey material non-public information, within the meaning of the Exchange Act, unless a Holder subsequently agrees in writing to accept such information after being advised of a potential transaction that relates to such Holder’s rights under this Schedule 4) (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(C) and 2.3.

(B)	Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least 20% of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(C) and 2.3.

35

(C)	Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its shareholders to timely file such registration statement because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than forty-five (45) days after the request of the Initiating Holders is given; provided that the Company may not invoke this right more than once in any twelve (12)-month period, provided further that the Company shall not register any securities for its own account or that of any other stockholder during such forty-five (45) day period, other than an Excluded Registration.

(D)	The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(A) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of and ending on a date that is ninety (90) days (or one hundred eighty (180) days, solely in the case of the IPO) after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(A); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(B). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(B) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(B) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(D) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(D); provided that, if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(C) then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for the purposes of this Subsection 2.1(D).

36

2.2	Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its Ordinary Shares or other securities under the Securities Act in connection with the public offering of such Ordinary Shares or other securities, as the case may be, solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration (which notice shall not convey material non-public information, within the meaning of the Exchange Act, unless a Holder subsequently agrees in writing to accept such information after being advised of a potential transaction that relates to such Holder’s rights under this Schedule 4). Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3	Underwriting Requirements

(A)	If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and such selection, as well as the underwriters’ discount, shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(E)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

37

(B)	In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder’s securities are included in such offering. For the purposes of the provision in this Subsection 2.3(B) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(C)	For the purposes of Subsection 2.1 a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(A) fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

38

2.4	Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(A)	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, (i) keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier until the distribution contemplated in the registration statement has been completed; provided that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Ordinary Shares (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities that is intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such that the one hundred twenty (120) day period shall be extended as necessary to keep the registration statement effective until all such Registrable Securities are sold;

(B)	prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(C)	furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(D)	use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(E)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(F)	use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

39

(G)	provide a transfer agent and registrar and depositary, if applicable, for all Registrable Securities registered pursuant to this Schedule 4 and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(H)	promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(I)	notify each selling Holder, promptly after the Company receives notice thereof of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(J)	after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6	Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(A) or 2.1(B) as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(A) or 2.1(B) and the Company shall bear and pay such expenses instead. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

40

2.7	Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(A)	To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided that the indemnity agreement contained in this Subsection 2.7(A) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(B)	To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided that the indemnity agreement contained in this Subsection 2.7(B) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.7(B) and 2.7(D) exceed the proceeds from the offering, received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or wilful misconduct by such Holder.

41

(C)	Promptly after receipt by an indemnified party under this Subsection 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.7, to the extent (and only to the extent) that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.7.

(D)	To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction, and the expiration of time to appeal or the denial of the last-right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.7(D), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.7(B) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of wilful misconduct or fraud by such Holder.

42

(E)	Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall prevail.

(F)	Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.8	Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(A)	make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(B)	use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(C)	furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

43

2.9	Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder the right to include securities in any registration on other than a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement pursuant to a Deed of Adherence.

2.10	“Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of Ordinary Shares or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares, or securities representing those Ordinary Shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments), or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares (or such other securities) held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.10 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the Immediate Family Member of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses reasonable best efforts to obtain a similar agreement from all shareholders individually owning 1% or more of the Company’s outstanding Ordinary Shares (after giving effect to conversion into Ordinary Shares of all outstanding Series A Shares, Series B Shares and Series C Shares). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.10 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

44

2.11	Restrictions on Transfer

(A)	The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(B)	Each certificate, instrument, or book entry representing (i) the Series B Shares, (ii) the Series C Shares, (iii) the Registrable Securities, and (iv) any other securities issued in respect of the securities referenced in clauses (i), (ii) and (iii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.11(C)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE ISSUER AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities, in order to implement the restrictions on transfer set forth in this Subsection 2.11.

(C)	The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale or transfer. Each such notice shall describe the manner and circumstances of the proposed sale or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.11. Notwithstanding anything to the contrary in this Agreement, the Company may in its sole discretion waive compliance with this Subsection 2.11(C) and the Company’s failure to object within 5 Business Days in writing after notification of a proposed assignment allegedly in violation of Subsection 2.11(C) shall be deemed to be such a waiver.

45

2.12	Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(A)	the closing of an “Asset Sale” (as defined in the New Articles) or a Deemed Liquidation Event;

(B)	such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation (including without observance of the manner of sale, volume limitation and notice provisions of Rule 144) during a three-month period without registration; and

(C)	the fourth anniversary of the IPO.

3.	Miscellaneous

3.1	Aggregation of Stock. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (i) that is an Affiliate or stockholder of a Holder; (ii) who is a Holder’s Immediate Family member; or (iii) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holding; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

46

3.2	Governing Law. This Schedule 4 shall be governed by and construed in accordance with the internal law of the State of New York, without regard to conflict of law principles that would result in application of any law other than the law of the State of New York.

3.3	Dispute Resolution. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Schedule 4, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Schedule 4 except in the state courts of State of New York or the United States District Court for the Southern District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Schedule 4 or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SCHEDULE 4, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party to this Agreement will bear its own costs in respect of any disputes arising under this Schedule 4. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought pursuant to this Schedule 4 in the United States District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

47

EXECUTED on behalf of IMMUNOCORE HOLDINGS LIMITED acting by a director:	) ) )	…………………………………………………